PARKER CHAPIN FLATTAU & KLIMPL, LLP
                                  [Letterhead]



                                  June 25, 1998



ObjectSoft Corporation
Continental Plaza III
433 Hackensack Avenue
Hackensack, New Jersey 07601

Dear Sir:

            We have acted as counsel to ObjectSoft Corporation, a Delaware corporation (the "Company"), in connection with its filing of a registration statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an offering of an aggregate of 4,431,623 shares of common stock, par value $.0001 per share.

            Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Registration Statement.

            In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation, as amended, (ii) Amended and Restated By-laws and (iii) resolutions of the Company's board of directors. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.




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Objectsoft Corporation
June 25, 1998
Page 2





            Based upon and subject to the foregoing, we are of the opinion that:

            (a) the Issued Shares have been legally issued and are fully paid and non-assessable;

            (b) the Reset Shares have been validly authorized and will, when sold as contemplated by the Financing Agreement, be legally issued, fully paid and non-assessable;

            (c) the shares of Common Stock issuable upon the conversion of the Series C Preferred Stock, upon filing of the Certificate of Designation of the Series C Preferred Stock and upon issuance and payment in accordance with the terms of the Financing Agreement, will be legally issued, fully paid and non-assessable;

            (d) the shares of Common Stock issuable upon the exercise of the Put Options, upon issuance and payment in accordance with the terms of the Financing Agreement, will be legally issued, fully paid and non-assessable;

            (e) the shares of Common Stock issuable upon the exercise of the Warrants A and Warrants B, upon issuance and payment in accordance with the terms of the Financing Agreement, will be legally issued, fully paid and non-assessable; and

            (f) the shares of Common Stock issuable upon exercise of the Settlement Warrant, upon issuance and payment in accordance with the terms of the Settlement Warrant, will be legally issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.




                                             Very truly yours,

                                         /s/ PARKER CHAPIN FLATTAU & KLIMPL, LLP

                                             PARKER CHAPIN FLATTAU & KLIMPL, LLP